Exhibit 10.24.1



                          AMENDMENT TO LETTER AGREEMENT
                               DATED JULY 13, 2005

     The letter agreement ("Agreement") dated July 13, 2005, between L. Russell Mitten and Citizens Communications Company ("Citizens" or the "Company") is hereby amended as follows:

Paragraph 1 of the Agreement is amended to state as follows:

          "1. Resignation and Retirement. You hereby resign from your employment with Citizens, effective October 7, 2005 (the "Retirement Date")."

Paragraph 3(a) of the Agreement is amended to state as follows:

               "a.  Severance Pay.  Within ten (10) days following the latter of
          (1) the date the executed Agreement and Release are received by the Company, assuming neither is revoked, or (2) the Retirement Date, the Company will pay to you a one-time severance payment equivalent to

                    i. your annual base salary, in the amount of $201,800.00, plus

                    ii. your annual bonus at the rate of 50% of you annual base salary, pro-rated through August 31, 2005, in the amount of $67,266.00,

          for a total payment of $269,066.00, less applicable taxes and withholdings. This payment will be made in two parts: the first payment, in the amount of $50,450.00 less applicable taxes and withholdings, will be paid on October 7, 2005; the second payment, in the amount of $218,616.00 less applicable taxes and withholdings, will be paid on January 3, 2006."

Paragraph 3(c) of the Agreement is amended to state as follows:

               "c. Medical/Dental/Vision Premium Contributions. Following the Retirement Date, you will receive a notice notifying you of your rights under the federal law known as "COBRA." You may elect to continue your participation and that of your eligible dependents in the Company's medical, dental and/or vision plans for a period of under "COBRA." The Company will pay applicable COBRA premiums to maintain coverage for you and/or your dependents at your current level for an additional twelve months from November 1, 2005 through October 31, 2006. Following this period, you may continue coverage at your own expense for as long as you remain eligible. During the period of Company-paid COBRA benefits, you will remain responsible for your share of the cost of the premiums at the same monthly amount you paid during your last month of employment by Citizens. This monthly contribution amount will be multiplied by the number of months of paid COBRA benefits and the sum total of this amount will be withheld from the lump sum severance payment provided in Paragraph 3(a) as a `payroll deduction.'"

Paragraph 3(e)(ii) of the Agreement is amended to state as follows:

               ii. For purposes of the Collateral Assignment Split Dollar Life Insurance Agreement dated April 28, 1994, and the Citizens Utilities Company Split Dollar Life Insurance Agreement dated April 28, 1994, Citizens and you agree that the termination of your employment on October 7, 2005, shall be treated as an involuntary termination (other than for good cause), under Section 6 of said agreement."

     All other terms, conditions, and provisions of the Agreement, including the General Release attached to the Agreement as Exhibit A, remain unchanged.

     This Amendment shall not become effective until the General Release attached hereto as Exhibit B is signed by you and the applicable revocation period has expired.


Agreed and accepted as of this 31st day of August, 2005.



                                    CITIZENS COMMUNICATIONS COMPANY



                                    By:   /s/ Mary Agnes Wilderotter
                                          --------------------------------------
                                          Mary Agnes Wilderotter
                                          President and CEO



                                          /s/ L. Russell Mitten
                                          --------------------------------------
                                          L. Russell Mitten

                                    Exhibit B

                                 GENERAL RELEASE

     FOR AND IN CONSIDERATION OF the severance pay and other separation benefits to be provided me in connection with the termination of my employment in accordance with the letter agreement between Citizens Communications Company, (the "Company") and me of July 2005, as amended in August 2005 (the "Agreement"), subject to my signing this General Release "(Release"), I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, personal representatives and assigns, hereby release and forever discharge the Company, its subsidiaries and affiliates, and all of its past, present and future officers, directors, shareholders, employees, agents, general and limited partners, joint venturers, representatives, successors and assigns (all of the foregoing, collectively, the "Releasees"), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, whether known or unknown, which I have had in the past, now have, or might now have, from July 13, 2005 through the date of my signing of this Release, in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Connecticut Fair Employment Practices Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act or any other federal, state or local law, regulation or other requirement. Excluded from the scope of this Release, however, are (i) my rights under the Agreement after the effective date hereof, (ii) any rights I have now or hereafter acquire to indemnification or contribution under the articles of incorporation or by-laws of the Company or under applicable law and (iii) any vested rights I have under any Company welfare or retirement plan governed by ERISA.

     In signing this Release, I acknowledge that I received this Release in connection with the negotiation of the Amendment to the Agreement in August 2005, and that I have been advised in writing by receipt of the Agreement to consult with an attorney before signing the Agreement, the Amendment and this Release. I further acknowledge that I have been given at least twenty-one (21) days to decide whether to sign the Agreement, the Amendment and this Release, unless I voluntarily choose to sign the Agreement, the Amendment and this Release before the end of the twenty-one (21) day period. I understand that I may revoke this Release at any time within seven (7) days of the date of my signing, and that the Amendment and this Release will not become effective or enforceable until after this revocation period has expired. I understand that in order to revoke the Amendment and this Release, I must give written notice to Mary Agnes Wilderotter, Citizens Communications Company, 3 High Ridge Park, Stamford, CT 06905, in writing, delivered by close of business on the seventh day after my signing. I understand that I will not be entitled to any benefits under the Amendment or the Agreement until the end of the seven (7) day revocation period.

Intending to be legally bound, I have signed this Release under seal as of the date written below.

Signature:   /s/ L. Russell Mitten, Esq.       Date Signed:  September 29, 2005
             ----------------------------
             L. Russell Mitten, Esq.